Penske and General Motors Announce Proposed Deal for Purchase of Saturn

BLOOMFIELD HILLS, MI, June 5, 2009 – Penske Automotive Group, Inc. (NYSE: PAG), www.penskeautomotive.com, an international automotive retailer, announced today that is has signed a Memorandum of Understanding (“MOU”) with General Motors regarding the Saturn brand.

Under the terms of the MOU, if the transaction is completed, Penske Automotive Group would obtain the rights to the Saturn brand, acquire certain assets including the Saturn parts inventory, and have the right to distribute vehicles and parts through the Saturn Dealership network. General Motors would continue to provide Saturn Aura, Vue and Outlook vehicles, on a contract basis, for an interim period.

“We have agreed upon a framework that we believe will build momentum for the Saturn brand,” said Penske Automotive Group Chairman Roger Penske. “Saturn has a passionate customer base and outstanding dealer network. For nearly 20 years Saturn has focused on treating the customer right. We share that philosophy, and we want to build on those strengths.”

Saturn began selling cars in 1990 and has sold more than 4 million vehicles. More than 80 percent of those vehicles are still in operation, according to data from R.L. Polk. Saturn has regularly scored among the industry leaders for non-luxury brands in customer satisfaction surveys. Commenting on the proposed deal, Saturn general manager Jill Lajdziak said, “This is the combination of two iconic teams: Saturn and Penske. GM had the vision to create Saturn and has the desire to see it succeed in the future.”

Further details of the transaction are not being released at this time. The closing of the transaction is expected to occur during the third quarter of 2009 and is subject to customary conditions, including the completion of due diligence, regulatory and other approvals.

About Penske Automotive

Penske Automotive Group, Inc., (www.penskeautomotive.com) headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 158 franchises in 19 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly-owned subsidiary smart USA Distributor LLC (www.smartusa.com). smart USA supports over 75 smart retail centers in the United States. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

About General Motors

General Motors Corp., one of the world’s largest automakers, was founded in 1908, and today manufactures cars and trucks in 34 countries. With its global headquarters in Detroit, GM employs 235,000 people in every major region of the world, and sells and services vehicles in some 140 countries. In 2008, GM sold 8.35 million cars and trucks globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s largest national market is the United States, followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

Forward Looking Statements

Statements in this press release involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group’s potential acquisition noted above. Actual results may vary materially because of risks and uncertainties, including satisfaction of various conditions, such as required regulatory and bankruptcy court approvals, satisfactory completion of due diligence and other conditions, many of which are outside of our control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance, which are contained in Penske Automotive’s Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Penske Automotive Group Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com	Saturn Contact:	Steve Janisse Manager, Saturn Communications 313.665.2133 (office) steve.janisse@gm.com

Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com